Exhibit (n)(4)

June 24, 2014

New Mountain Finance Corporation

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of New Mountain Finance Holdings, L.L.C. and New Mountain Finance Corporation for the three-month periods ended March 31, 2014 and 2013, and we have reviewed the unaudited interim financial information of New Mountain Finance AIV Holdings Corporation for the period January 1, 2014 to January 29, 2014 and for the three-month period ended March 31, 2013, and have issued our reports dated May 7, 2014 (which reports included an explanatory paragraph regarding the dissolving of New Mountain Finance AIV Holdings Corporation and the authorization of the board of directors of New Mountain Finance Holdings, L.L.C. to withdraw New Mountain Finance Holdings, L.L.C.’s election to be regulated as a business development company.) As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP